Exhibit 1
                                                                  Sub-Item 77C


                   Dreyfus Strategic Municipal Bond Fund, Inc.

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the Dreyfus Strategic Municipal Bond Fund, Inc.("Fund") was held on May 16, 2003. Out of a total of 48,031,336 shares ("Shares") entitled to vote at the meeting, a total of 24,212,920 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                      AFFIRMATIVE VOTES AUTHORITY WITHHELD

1. To elect three Class I Directors:

      Joseph S. DiMartino                 23,656,525        563,297
      William Hodding Carter, III         23,656,525        563,297
      Richard C. Leone                    23,656,525        563,297


2. To approve a change in the fundamental investment policies and investment restrictions of the Fund to permit the to engage in swap transactions.

            AFFIRMATIVE VOTES             NEGATIVE VOTES

            18,325,117                    1,646,963

3. To approve a change to the fundamental investment policies and investment restrictions of the Fund to expand the Fund's ability to invest in other investment companies.

            AFFIRMATIVE VOTES             NEGATIVE VOTES

            18,266,712                    1,780,756